EXHIBIT 23.7

4th April, 2011

To whom it may concern,

CONSENT

This is to confirm that Spinach Ltd. conducted a consumer survey commissioned by SodaStream International Ltd. in the following countries as detailed below:

Country	Date of Survey	Number of Respondents
United Kingdom	June 2010	1009

The survey questions included the following question:

1.	Do you have or have you ever had a home carbonation system or a similar appliance in your household, either as an adult or a child?
2.	Which brand is / was this Home Carbonation System?

We hereby give our consent to the use of data from the above surveys in the Registration Statement on Form F-1 (the “Registration Statement”) filed by SodaStream International Ltd. (the “Company”) and related prospectus of the Company and to the reference in the Registration Statement and the related prospectus to Spinach Ltd’s name in connection therewith.

Sincerely,

/s/ Guy Jones
Spinach Ltd

Name: Guy Jones
Title: Senior Account Manager